Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of GMS Inc. of our report dated June 30, 2017 relating to the financial statements, which appears in GMS Inc.’s Annual Report on Form 10-K for the year ended April 30, 2018.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA
May 7, 2019